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                                   EXHIBIT 4.2

                               Amendment No. 1 to
         Corporate Office Properties Trust 1998 Long Term Incentive Plan



1.       Background.

         This Amendment No. 1 is made and entered into as of the Effective Date set forth below for the purpose of amending certain provisions of the 1998 Long Term Incentive Plan (the "Plan") of Corporate Office Properties Trust (the "Company"). Except as otherwise specifically set forth in this Amendment No. 1, all terms and provisions of the Plan shall remain in full force and effect.


2.       Definitions.

         A.       Section 2 of the Plan shall be amended by deleting subsection
         (b) thereof in its entirety and substituting the following therefor:

                  (b) "Award" means any Option, Dividend Equivalent, or Restricted Shares granted to an Eligible Person under the Plan.

         B. Section 2 of the Plan shall be amended by adding the following new subsection (v) immediately following subsection (u):

                  (v)      "Restricted Shares" means any Shares awarded under
         Section 5(d) that are subject to restrictions specified at the time of the Award.


3.       Shares Subject to the Plan.

         A.       Section 4 of the Plan shall be amended by deleting subsections
         (a) and (b) thereof in their entirety and substituting the following:

                  (a) Subject to adjustment as provided in Section 4(c) hereof, the total number of Shares reserved for issuance in connection with Awards under the Plan shall be 10% of the total of: (i) the number of issued and outstanding Shares at the time the Award is granted, plus
         (ii) the number of Shares which would be outstanding upon redemption of all operating partnership units or other securities of the Company which are convertible into Shares at the time the Award is granted and which have not yet been so redeemed; provided, however, that no more than 300,000 Shares shall be cumulatively available for Awards of ISOs hereunder and no more than 30% of the total number of Shares reserved for issuance hereunder shall be cumulatively available for Awards of Restricted Shares. No Award may be granted if the number of Shares to which such



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         Award relates, when added to the number of Shares previously issued under the Plan, exceeds the number of Shares reserved under the preceding sentence. If any Awards are forfeited, canceled, terminated, exchanged, or surrendered, or such Award is settled in cash or otherwise terminates without a distribution of Shares to the Participant, any Shares counted against the number of Shares reserved and available under the Plan with respect to such Award shall, to the extent of any such forfeiture, settlement, termination, cancellation, exchange, or surrender, again be available for Awards under the Plan. Upon the exercise of any Award granted in tandem with any other Awards, such related Awards shall be canceled to the extent of the number of Shares as to which the Award is exercised.

                  (b) Subject to adjustment as provided in Section 4(c) hereof, the maximum number of Shares with respect to which Options may be granted and the maximum number of Restricted Shares which may be awarded during a calendar year to any Eligible Person under this Plan shall be 300,000 Shares and 300,000 Restricted Shares.


4.       Restricted Share Awards.

         A. Section 5 of the Plan shall be amended by adding the following new subsection (d) immediately following subsection (c):

                  (d) Restricted Shares. The Board is authorized to grant Awards consisting of Restricted Shares to Eligible Persons, on the following terms and conditions:

                           (i)      Awards. At the time of an Award of
         Restricted Shares, the Board shall cause the company to deliver to the Participant, or to a custodian or escrow agent designated by the Board, a certificate or certificates for such Restricted Shares, registered in the name of the Participant. The Participant shall have all the rights of a stockholder with respect to such Restricted Shares, subject to the terms and conditions, including forfeiture or resale to the Company, if any, as the Board may determine to be desirable pursuant to this
         Section 5(d). The Board may designate the Company or one or more of its executive officers to act as custodian or escrow agent for the certificate(s).

                           (ii) Restricted Share Agreement. A Participant granted an Award of Restricted Shares shall not be deemed to have become a stockholder of the Company, or to have any rights with respect to such Restricted Shares (including the rights to vote or to receive dividends), unless and until such Participant shall have executed a Restricted Share Agreement, a stock power endorsed in blank, or another instrument evidencing the Award, in form and substance satisfactory to the Board, and delivered a fully executed copy thereof to the Company and otherwise complied with the then applicable terms and conditions of such Award. The terms and conditions of each such Restricted Share Agreement shall be determined by the Board, and such terms and conditions may differ among individual Awards and Participants.

                           (iii) Restrictions. Restricted Shares awarded under this Plan may not be sold, assigned, transferred, pledged, or otherwise encumbered or disposed of, except as specifically provided herein or in the Restricted Share Agreement. The Board at the time of the Award shall specify the date or dates and/or the attainment of performance goals, objectives, and other

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         conditions on which such restrictions and the Company's right of repurchase or forfeiture shall lapse.

                           (iv) Certificate and Legend. When an Award of Restricted Shares is granted to a Participant, the Company shall issue a certificate or certificates in respect of such Restricted Shares, which shall be registered in the name of the Participant and shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Award in substantially the following form:

         "The transferability of the common shares of beneficial interest represented by this certificate are subject to the terms and conditions (including forfeiture) of a Restricted Share Agreement entered into between the registered owner and Corporate Office Properties Trust. A copy of such agreement is on file in the offices of the Secretary of the Company, (address)."

                           (v)      Payment. Except as may be otherwise
         determined by the Board (or as required in order to satisfy the tax withholding obligations imposed under Section 8(c) of this Plan), Participants granted Awards of Restricted Shares will not be required to make any payment or provide any consideration to the Company other than the rendering of their services.

                           (vi) Forfeiture. Subject to the provisions of subsection (vii) of this Section 5(d), upon termination of the Participant's employment for any reason prior to the expiration or other termination of the restrictions described in subsection (iii) of this Section 5(d), all Restricted Shares with respect to which such restrictions have not yet expired or been terminated shall be forfeited to the Company and may be repurchased by the Company for a purchase price equal to the original purchase price paid by the Participant for such Restricted Shares.

                           (vii) Waiver of Restrictions. In the event of a Participant's normal retirement, permanent total disability, or death, or in cases of special circumstances, the Board, in its sole discretion, may waive in whole or in part any or all remaining restrictions with respect to such Participant's Restricted Shares.


         B.       Section 7 of the Plan shall be amended by deleting subsection
         (a) thereof in its entirety and substituting the following therefor:

                  (a) Acceleration of Exercisability and Lapse of Restrictions; Cash-Out of Awards. Unless otherwise provided by the Board at the time of the Award grant, all outstanding Awards pursuant to which the Participant may have rights the exercise of which is restricted or limited (including, but not limited to, restrictions upon the sale or transfer of Restricted Shares) shall become fully exercisable at the time of a Change of Control.


5.       Effective Date.

         This Amendment No. 1 shall become effective upon its approval by shareholders of the Company ("Effective Date").